EXHIBIT 99.1
AMENDMENT TO CONSULTING AGREEMENT AND
SATISFACTION AND RELEASE
     This Amendment to Consulting Agreement (this “Amendment”), dated as of January 31, 2008, is being entered into between Utix Group, Inc., a Delaware corporation (the “Company”), and Robert J. Corliss (the “Consultant”). The Company and the Consultant are sometimes hereinafter collectively referred to as the “Parties.” Terms not otherwise defined herein shall have the meanings ascribed to them in the Consulting Agreement (defined below).
Recitals
          WHEREAS, the Parties have entered into that certain Consulting Agreement, dated October 29, 2007 (the “Consulting Agreement”), setting forth the terms of the services to be provided to the Company by the Consultant;
          WHEREAS, the Consultant and the Company now wish to amend the Consulting Agreement as set forth herein;
          THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
          1. Amendment to Consulting Agreement. The Parties hereby agree that, notwithstanding the ten-day notice period set forth in Section 4 in the Consulting Agreement, the Consultation Period terminated as of the date the Consultant tendered his resignation to the Company, and that neither Party shall have any further rights or obligations under the Consulting Agreement, except as set forth in this Amendment. Notwithstanding the foregoing, Sections 6, 7, 8, 9, 10, 12, 13, 14 and 15 of the Consulting Agreement shall continue to remain in full force and effect.
          2. Satisfaction of Amounts Owed to the Consultant. The Consultant acknowledges having received $25,000 from the Company as payment for services rendered pursuant to the Consulting Agreement and having been reimbursed for all expenses incurred on or prior to the date hereof in the ordinary course of performing his duties. The Consultant agrees such payment represents full and total satisfaction of the Company’s obligations under the Consulting Agreement, notwithstanding anything to the contrary contained in Sections 3 or 4 of the Consulting Agreement or Section 5 of the Supplement to Consulting Agreement.
          3. Release by the Consultant. The Consultant, for himself and for his representatives, agents, estate, heirs, successors and assigns (collectively, the “Releasors”), hereby knowingly, voluntarily, absolutely and unconditionally release, remise, discharge, indemnify and hold harmless the Company and any and all of its current, former and future affiliates, parents, subsidiaries (direct and indirect), predecessors, successors and assigns and any of their current, former and future officers, directors, stockholders, members, partners, employees, agents, insurers, counsel, and successors and assigns, both individually and in their official capacities, if any (collectively, the “Releasees”), from any and all charges, complaints, suits, claims, demands, damages, lawsuits, actions, causes of action, judgments, contracts, liabilities, grievances, obligations, agreements, promises, torts, debts, controversies, rights, expenses (including attorneys’ fees and expenses actually incurred), costs, losses, fees and demands of any nature whatsoever, whether existing or contingent, known or unknown, suspected or unsuspected, which he has, own, or holds, or claims to have, own or hold or may have, own or hold against each and any one or more of the Releasees for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis relating to payments under Sections 3 or 4 of the Consulting Agreement or Section 5 of the Supplement to Consulting Agreement. The Consultant, for himself and on behalf of all other Releasors, further agrees not to file any claim or lawsuit seeking damages or other relief or asserting any claims that are lawfully released in this Section 3. The Consultant, for himself and on behalf of all other Releasors, further irrevocably and unconditionally waives all rights to recover any relief and damages concerning the claims that are lawfully released in this Section 3. The Consultant represents and warrants that he has not, and to his knowledge none of the other Releasors in his name or on his behalf has, previously filed or joined in any such claims against any Releasee, or given or sold any portion of any claims released herein to anyone else, and that the Consultant, for himself and on behalf of the other Releasors, will indemnify and hold harmless and cause the other Releasors to indemnify and hold harmless, the Releasors for any breach of this Section 3.
          4. Acknowledgement by the Consultant. With respect to this Amendment, the Consultant acknowledges that he has read and understands the Amendment and executes it voluntarily and without coercion. The Consultant further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Amendment, and that he has been given a period of time to consider and execute this Amendment.
          5. Counterparts; Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Amendment. Each Party agrees that he or it will be bound by his or its own telecopied signature and that he or it accepts the telecopied signature of each other Party.
[Signature Page Follows]

     IN WITNESS HEREOF, the Parties have affixed their signatures below as of the date first set forth above.

CONSULTANT
/s/ Robert J. Corliss
Robert J. Corliss

UTIX GROUP, INC.
/s/ Charles A. Lieppe
By: Charles A. Lieppe
Title:	Chairman